Exhibit 99.1

Independent Directors of Wells Fargo Conducting Investigation

of Retail Banking Sales Practices and Related Matters

•	Independent Directors Have Retained Shearman & Sterling to Assist in the Investigation

•	John Stumpf to Forfeit Unvested Equity Awards Valued at Approximately $41 Million; Will Forgo Salary During Investigation

•	Carrie Tolstedt Has Left the Company; Will Receive No Severance; Has Forfeited Unvested Equity Awards Valued at Approximately $19 Million; Will Not Exercise Outstanding Options During Investigation

•	Neither Executive Will Receive a Bonus for 2016

NEW YORK, Sept. 27, 2016 – The Independent Directors of the Board of Directors of Wells Fargo & Company (NYSE: WFC) today announced that they have launched an independent investigation into the Company’s retail banking sales practices and related matters. A Special Committee of Independent Directors will lead the investigation, working with the Board’s Human Resources Committee and independent counsel Shearman & Sterling LLP. Chairman and CEO John Stumpf, a member of the Board, has recused himself from all matters related to the Independent Directors’ investigation and deliberations.

The Independent Directors have taken a number of initial steps they believe are appropriate to promote accountability at the Company. They have agreed with Mr. Stumpf that he will forfeit all of his outstanding unvested equity awards, valued at approximately $41 million based on today’s closing share price, and that he will forgo his salary during the pendency of the investigation. In addition, he will not receive a bonus for 2016. Carrie Tolstedt, until recently Head of Community Banking, has left the Company, and the Independent Directors have determined that she will forfeit all of her outstanding unvested equity awards, valued at approximately $19 million based on today’s closing share price. Ms. Tolstedt will not receive a bonus for 2016 and will not be paid severance or receive any retirement enhancements in connection with her separation from the Company. She has also agreed that she will not exercise her outstanding options during the pendency of the investigation. These initial actions will not preclude additional steps being taken with respect to Mr. Stumpf, Ms. Tolstedt or other executives as a consequence of the information developed in the investigation.

Stephen Sanger, Lead Independent Director, said, “We are deeply concerned by these matters, and we are committed to ensuring that all aspects of the Company’s business are conducted with integrity, transparency, and oversight. We will conduct this investigation with the diligence it deserves – and will follow the facts wherever they lead. Our thousands of outstanding team members and millions of loyal customers and shareholders deserve no less. Based on the results of the investigation, the Independent Members of the Board will take such other actions as they collectively deem appropriate, which may include further compensation actions before any additional equity awards vest or bonus decisions are made early next year, clawbacks of compensation already paid out, and other employment-related actions. We will proceed with a sense of urgency but will take the time we need to conduct a thorough investigation. We will then take all appropriate actions to reinforce the right culture and ensure that lessons are learned, misconduct is addressed, and systems and processes are improved so there can be no repetition of similar conduct.”

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,600 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 36 countries and territories to support customers who conduct business in the global economy. With approximately 268,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Wells Fargo perspectives are also available at Wells Fargo Blogs and Wells Fargo Stories.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements about our future financial performance and business. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov[sec.gov].

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